Exhibit 99.1

NEWS
RELEASE

2007-15

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE THIRD QUARTER
IN COMPANY HISTORY

HOUSTON, TEXAS, November 7, 2007 – Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $137.2 million, or $1.28 per diluted share for the quarter ended September 30, 2007, compared to net income of $123.6 million or $1.10 per diluted share, for the quarter ended September 30, 2006.  For the nine months ended September 30, 2007 net income totaled $455.7 million, or $4.19 per diluted share, compared to $326.8 million or $2.89 per diluted share for the nine months ended September 30, 2006.

Refining margins in Frontier’s markets, the Rocky Mountain and mid-continent regions, were among the highest in the United States for the most recent quarter.  Frontier’s gasoline crack averaged $20.51 per barrel for the third quarter of 2007 compared to $18.41 per barrel for the same period in 2006.  The diesel crack spread averaged $23.43 per barrel for the quarter ended September 30, 2007, compared to $26.21 per barrel for the third quarter of 2006.  For the third quarter of 2007, the Cheyenne Refinery’s light/heavy differential averaged $18.40 per barrel and the light/heavy spread at the El Dorado Refinery averaged $20.60 per barrel.  The WTI/WTS spread averaged $4.20 per barrel for the quarter ended September 30, 2007.

Total charges for the third quarter of 2007 decreased to 171,243 barrels per day compared to 175,907 for the third quarter of 2006 due to a heavier crude slate at both refineries and unplanned maintenance on the FCCU at the Cheyenne Refinery.  In order to take advantage of widening crude oil differentials, heavy crude oil charge increased to 51,247 barrels per day for the most recent quarter compared to 47,789 barrels per day for the third quarter of 2006.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Our net income of $455.7 million for the first nine months of 2007 is more than we have earned in any fiscal year in our history.  Our record results have allowed us to make significant growth capital investments in our refineries while returning cash to our shareholders through our share repurchase program.  Product crack spreads have weakened considerably during the fourth quarter, particularly gasoline, however crude oil differentials are near record levels.  As a result, we are maximizing heavy crude oil throughput at both refineries.”

For the three months ended September 30, 2007, Frontier generated cash flow before changes in working capital of $137.3 million.  Frontier’s cash balance at September 30, 2007 was $432.7 million, down from $530.3 million in the previous quarter due to $75.9 million in share repurchases, $63.0 million in net capital expenditures and a $93.1 million increase in working capital.  There were no borrowings under the Company’s revolving credit facility.  For the nine months ended September 30, 2007, Frontier generated $508.8 million in cash before changes in working capital while investing approximately $217.6 million in net capital expenditures and $204.1 million in share repurchases.  Subsequent to September 30, 2007, Frontier has spent an additional $20.6 million to repurchase its shares.

The third quarter 2007 results include an after-tax hedging loss of $19.8 million, or $0.19 per diluted share.   The third quarter 2007 results also include an after-tax inventory gain of approximately $15.5 million or $0.15 per diluted share, compared to a loss of $15.7 million or $0.14 per diluted share, for the same period of 2006.  The nine months ended September 30, 2007 include an after-tax inventory gain of approximately $37.6 million or $0.35 per diluted share, compared to a gain of $7.9 million, or $0.07 per diluted share for the same period in 2006.  Costs associated with the proposed settlement of the Beverly Hills lawsuit totaled $3.9 million after-tax, or $0.04 per diluted share, in the most recent quarter.  Lastly, Frontier had a non-recurring after-tax gain of $10.7 million or $0.10 per diluted share from the sale of its interest in a pipeline and related crude oil tanks in the quarter ended September 30, 2007.

Conference Call

A conference call is scheduled for today, November 7, 2007, at 11:00 a.m. eastern time, to discuss the financial results.  To access the call, please dial (877) 874-1569.  For those individuals outside the United States, please call (719) 325-4749.  A recorded replay of the call may be heard through November 21, 2007 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 8121894.  In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire.  To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2007	2006 (1) As Adjusted	2007	2006 (1) As Adjusted
INCOME STATEMENT DATA ($000's except per share)
Revenues	$3,869,103	$3,708,686	$1,386,520	$1,381,127
Raw material, freight and other costs	2,900,169	2,939,309	1,095,364	1,110,214
Refining operating expenses, excluding depreciation	210,359	203,808	69,382	63,927
Selling and general expenses, excluding depreciation	41,855	36,823	17,240	15,094
(Gain) on sales of assets	(15,232)	(8)	(17,260)	(8)
Operating income before depreciation	731,952	528,754	221,794	191,900
Depreciation, accretion and amortization	37,963	30,046	14,770	11,138
Operating income	693,989	498,708	207,024	180,762
Interest expense and other financing costs	7,029	8,898	2,081	3,616
Interest and investment income	(17,697)	(12,393)	(6,050)	(5,937)
Provision for income taxes	248,949	175,360	73,768	59,457
Net income	$455,708	$326,843	$137,225	$123,626
Net income per diluted share	$4.19	$2.89	$1.28	$1.10
Average shares outstanding (000's)	108,890	113,211	106,913	113,336

OTHER FINANCIAL DATA ($000's)
EBITDA (2)	$731,952	$528,754	$221,794	$191,900
Cash flow before changes in working capital	508,764	370,908	137,264	138,600
Working capital changes	(55,848)	(87,495)	(93,123)	(17,244)
Net cash provided by operating activities	452,916	283,413	44,141	121,356
Net cash used by investing activities	(217,612)	(101,110)	(63,031)	(26,309)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	167,272	171,215	171,243	175,907
Gasoline yields	78,592	80,877	78,302	79,298
Diesel yields	57,376	56,575	55,389	62,137
Total sales	172,928	171,293	174,116	175,456

Refinery operating margins information ($ per bbl)
Refined products revenue	$82.60	$78.77	$88.54	$84.31
Raw material, freight and other costs	61.43	62.86	68.38	68.78
Refinery operating expenses, excluding depreciation	4.46	4.36	4.33	3.96
Depreciation, accretion and amortization	0.80	0.64	0.92	0.69

Cheyenne Refinery Light/Heavy crude oil differential ($ per bbl)	$15.27	$16.82	$18.40	$16.30
WTI/WTS Differential ($ per bbl)	4.38	5.34	4.20	4.69
El Dorado Refinery Light/Heavy crude oil differential ($ per bbl)	17.26	19.91	20.60	12.83

BALANCE SHEET DATA ($000's)	At September 30, 2007		At December 31, 2006
Cash, including cash equivalents (a)		$432,661		$405,479
Working capital		577,403		479,518
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders' equity (d)		1,036,665		775,854
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-37.5%		-49.1%

(1)  During the fourth quarter of 2006, the Company adopted a change in its accounting method for the costs of turnarounds from the accrual method to the deferral method.  Turnarounds are the scheduled and required shutdowns of refinery processing units for significant overhaul and refurbishment.  Under the deferral accounting method, the costs of turnarounds are deferred when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs.  The new method of accounting for turnarounds was adopted in order to adhere to FSP No. AUG AIR-1 “Accounting for Planned Major Maintenance Activities” which prohibits the accrual method of accounting for planned major maintenance activities.  The Company elected to early adopt the FSP in the fourth quarter of 2006.  The comparative financial statements for 2006 have been adjusted to apply the new method retrospectively.

(2) EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies.  EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the nine months and three months ended September 30, 2007 and 2006 is reconciled to net income as follows:

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2007	2006 (1) As Adjusted	2007	2006 (1) As Adjusted

Net income	$455,708	$326,843	$137,225	$123,626
Add provision for income taxes	248,949	175,360	73,768	59,457
Add interest expense and other financing costs	7,029	8,898	2,081	3,616
Subtract interest and investment income	(17,697)	(12,393)	(6,050)	(5,937)
Add depreciation, accretion and amortization	37,963	30,046	14,770	11,138
EBITDA	$731,952	$528,754	$221,794	$191,900